Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Allego N.V. for the registration of ordinary shares, senior debt securities, subordinated debt securities, warrants or units and to the incorporation by reference therein of our report dated May 16, 2023, with respect to the consolidated financial statements of Allego N.V. included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Accountants LLP

Amsterdam, Netherlands

November 28, 2023